Exhibit 99.1

Silexion Therapeutics Announces Positive New Human Cell Line Data
Confirming Pan-KRAS Activity of SIL204, Demonstrating Up to 99.7%
Inhibition and First Evidence in Gastric Cancer

New data in human cancer cell lines provides confirmation of pan-KRAS mutation inhibition with inhibition of G12D, G12V, G12R, G12C, G13C, G12A, Q61H, and G13D mutations

Company Reports first evidence of gastric cancer activity expands potential therapeutic reach of SIL204

GRAND CAYMAN, Cayman Islands, Sept. 30, 2025 -- Silexion Therapeutics Corp. (NASDAQ: SLXN) ("Silexion" or the "Company"), a clinical-stage biotechnology company pioneering RNA interference (RNAi) therapies for KRAS-driven cancers, today announced that SIL204 has demonstrated activity against eleven human cell lines originating from 5 different organ cancer sites, each with a specific  KRAS mutation. High inhibition was achieved with  inhibition rates ranging between 83.5% to 99.7%, including the Company's first data in gastric cancer and expanded validation in colorectal cancer.

The new preclinical CTG (Cell Titer-Glo) assay results confirm SIL204's activity in human tumor cell lines for clinically significant mutations such as G12R which is 17%1 of pancreatic cancer and has been difficult to inhibit by the small molecule KRAS inhibitors.  This new data with the previously reported in silico finding that SIL204 is specific for KRAS but not the other RAS isozymes provide first human cell line data for validating SIL204's therapeutic potential as a comprehensive pan-KRAS isoform selective inhibitor.

"These results validate SIL204 as a true pan-KRAS therapeutic candidate, now demonstrating high activity against a range of different KRAS mutations across multiple cancer types," said Ilan Hadar, Chairman and CEO of Silexion Therapeutics. "The ability to achieve near-complete inhibition across such a diverse range of mutations positions SIL204 uniquely in the competitive landscape. With coverage extending from the most common G12D and G12V mutations to rarer variants like G12R, G13D, and G13C, SIL204 supports Silexion in building a comprehensive solution for KRAS-driven cancers that could address a significantly broader patient population than existing targeted therapies.

1 https://pmc.ncbi.nlm.nih.gov/articles/PMC9749787/

Key findings from the preclinical studies include:

•	Exceptional potency across all cell lines: Achieved 83.5% to 99.7% maximum inhibition at nanomolar concentrations, with IC50 values ranging from 23.4-85.3 nM

•	Highest activity to date: NCIH2009 lung cancer cells (G12A mutation) showed 99.7% inhibition, marking the strongest activity reported for SIL204

•	Expanded colorectal cancer validation: HCT 116 cell line (G13D mutation) demonstrated an IC50 of 105 nM, adding validation in a second colorectal cancer cell line with a different mutation

•	First gastric cancer data: SNU-601 cell line (G12D mutation) demonstrated 89.2% inhibition, expanding SIL204's potential to a fifth cancer type

•	Pancreatic cancer G12R confirmation: KP2 cell line showed 91.5% inhibition with an IC50 of 31.5 nM, providing first human cell line data for a mutation affecting 17% of pancreatic cancer patients

•	Comprehensive lung cancer activity: Four lung cancer cell lines demonstrated 83.5% to 99.7% inhibition across G12C, G13C, G12A, and G12V mutations

•	Mutation confirmation: Now demonstrates activity against G12D, G12V, G12R, G12C, G13C, G12A, Q61H, and G13D

These findings significantly confirm SIL204's demonstrated activity which encompasses KRAS mutation variants that collectively represent virtually all KRAS-driven cancers. KRAS mutations occur in approximately 90% of pancreatic cancers, 45% of colorectal cancers, 35% of non-small cell lung cancers, and are also present in gastric and other gastrointestinal malignancies. The mutation coverage and consistent high rate of activity across diverse cancer types reinforce SIL204's potential as a single therapeutic approach for multiple KRAS-driven solid tumors.

The Company continues to advance SIL204 toward Phase 2/3 clinical trials planned for the first half of 2026, with regulatory submissions to the Israel Ministry of Health expected in Q4 2025 and to the European Union in Q1 2026. The broad mutation coverage and multi-cancer activity demonstrated in these studies support the comprehensive clinical development strategy for SIL204.

About Silexion Therapeutics

Silexion Therapeutics is a pioneering clinical stage, oncology-focused biotechnology company dedicated to the development of innovative treatments for unsatisfactorily treated solid tumor cancers which have the mutated KRAS oncogene, generally considered to be the most common oncogenic gene driver in human cancers. The Company conducted a Phase 2a clinical trial in its first-generation product which showed a positive trend in comparison to the control of chemotherapy alone. Silexion is committed to pushing the boundaries of therapeutic advancements in the field of oncology, and further developing its lead product candidate for locally advanced pancreatic cancer. For more information please visit: https://silexion.com

Notice Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding Silexion's business strategy, preclinical development plans, mutation coverage, therapeutic potential across multiple cancer types, timeline for regulatory submissions and Phase 2/3 trial initiation, and expectations regarding SIL204's pan-KRAS therapeutic potential, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion's ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vi) Silexion's ability to maintain its Nasdaq listing; and (vii) other risks and uncertainties set forth in the documents filed with the SEC by the Company, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact:
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Investor Contact:
Arx Investor Relations
North American Equities Desk
silexion@arxhq.com